                                                                       EXHIBIT 4


                              AGREEMENT OF PURCHASE
                                    AND SALE


         THIS AGREEMENT, made and entered into as of this the 1st day of March, 1997, by and among WSMP, INC., a North Carolina corporation, (hereinafter "WSMP"); and F & H COMPANIES, INC., a North Carolina corporation ("F&H"), WESTERN STEER OF NORTH CAROLINA, INC., a North Carolina corporation ("Western"), NORTHWEST FOOD SYSTEMS, INC., a North Carolina corporation ("Northwest"), DAVIDSON FOOD SYSTEMS, INC., a North Carolina corporation ("Davidson"), MOCKSVILLE FOOD SYSTEMS, INC., a North Carolina corporation ("Mocksville"), and CFR FOODS, INC., a North Carolina corporation ("CFR") (F&H, Western, Northwest, Davidson, Mocksville, and CFR are sometimes collectively hereinafter referred to as the "Sellers");

                              W I T N E S S E T H:

         WHEREAS, WSMP owns, operates and franchises Western Steer - Steaks, Buffet & Bakery restaurants and Prime Sirloin - Buffet, Bakery & Steaks throughout the Southeast, and

         WHEREAS, the Sellers are franchisees of WSMP, and own and operate certain restaurants in North Carolina, Virginia and Tennessee; and

         WHEREAS, the Sellers have agreed to sell, and WSMP has agreed to purchase, certain of the Sellers' restaurants, by the purchase of certain assets of the Sellers and by accepting assignment of certain leases, upon the terms and conditions herein set forth;

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         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

         "Affiliates" means as to any Person, any other Person that, directly or indirectly, along or through others, controls, is controlled by or is under common control with such Person. For purposes of this definition "controls" (including with correlative meanings, the terms "controlled by" and "under common control with" as applied to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agreement" means this Agreement of Purchase and Sale.

         "Business" means the provision of restaurant services like or similar to Western Steer - Steaks, Buffet & Bakery restaurants, Western Steer Family Restaurants, Prime Sirloin - Buffet, Bakery & Steaks restaurants and Bennett's Smokehouse & Saloon Restaurants.

         "Closing" means the consummation of the transactions contemplated by this Agreement, as provided in Articles II and III, which shall occur at 9:00 a.m. (local time) on March 3, 1997 at the executive offices of WSMP, or at such other time, date and place or may be agreeable to the parties.

         "Closing Date" means the date on which the Closing takes place.

         "Effective Time" means the time and date the Agreement of Purchase and Sale is effective pursuant to the provisions of Section 2.3.

         "GAAP" means generally accepted accounting principles in the United States of America, consistently applied throughout the indicated periods.

         "Interest" means any equity ownership of any kind of any Person, including without limitation, equity ownership represented by common stock, preferred stock, securities convertible into or exercisable for the purchase or other acquisition of common stock (including convertible debentures, warrants and options), trust certificates, general or limited partnership interests or limited liability company member interests.

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         "Investment" in any Person means any purchase or other acquisition of any Interest in such Person, any capital contribution to such Person or any other investment in such Person.

         "Employees" means employees, officers or consultants of any Person.

         "Material Adverse Change" with respect to any Person means a material adverse change in the financial condition, business, assets, results of operations or prospects of such Person.

         "Material Adverse Effect" with respect to any Person means a material adverse effect on the financial condition, business, assets, results of operations or prospects of such Person.

         "Noncompetition Agreement" means the Noncompetition Agreement dated as of the Closing Date between Cecil R. Hash and WSMP, Inc., relating to the limitations on Hash from engaging in the Business, substantially in the form attached hereto as Exhibit A.

         "Permits" means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings under all federal, state, local or foreign laws with governmental or regulatory bodies.

         "Permitted Liens" mean (i) liens reflected in the WSMP Financial Statement or Sellers Balance Sheet, as applicable, (ii) liens granted in connection with the Convertible Note, (iii) liens consisting of zoning or planning restrictions, easements, permits or other restrictions or limitations on the use of the Real Estate or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such Real Estate in the operation of the Business, (iv) unrecorded liens arising by operation of law, and (v) liens for current property taxes and assessments which are not yet due and payable.

         "Person" means any individual, partnership, corporation, trust, unincorporated organization, limited liability company, association, joint venture or other entity or a government, agency, political subdivision, instrumentality or division thereof.

         "Prospectus" refers to the Prospectus included in the WSMP Registration Statement when the WSMP Registration Statement is first declared effective under the Securities Act.

         "Real Estate" means real property, including roof tops, and improvements, which is the subject of the Leases.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

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         "Restaurants" mean the F & H Restaurants, the Western Restaurants, the
Northwest Restaurants, the Davidson Restaurant, the Mocksville Restaurant and the CFR Restaurant.

         "F & H Restaurants" mean the following restaurants:

         1.       Unit 116
                  751 W. Elk Avenue
                  Elizabethton, Tennessee 37643
                  (The "Elizabethton Restaurant")

         2.       Unit 162
                  955 Stewart Drive East
                  Galax, Virginia 24333
                  (the "Galax Restaurant")

         3.       Unit 190
                  RR 2, Box 571-A
                  Wytheville, Virginia 24382
                  (the "Wytheville Restaurant")

         4.       Unit 193
                  North Bridge Street
                  Elkin, North Carolina 28621
                  (the "Elkin Restaurant")

         5.       Unit 313
                  825 E. Main Street
                  Jefferson, North Carolina 28640
                  (the "Jefferson Restaurant")

         6.       Unit 317
                  Corner U.S. 621 & U.S. 421
                  Yadkinville, North Carolina 27055
                  (the "Yadkinville Restaurant")

         7.       Unit 320
                  King - Tobaccoville Road
                  King, North Carolina 27021
                  (the "King Restaurant")

         "Western Restaurants" mean the following restaurants:

         1.       Unit 152
                  800 South Main Street
                  Graham, North Carolina 27253
                  (the "Graham Restaurant")

         2.       Unit 255
                  1018 Rockford Street
                  Mt. Airy, North Carolina 27030
                  (the "Mt. Airy Restaurant")



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         "Northwest Restaurants" mean the following restaurants:

         1.       Unit 73
                  5920 University Parkway
                  Winston-Salem, North Carolina 27105
                  (the "Winston-Salem Restaurant")

         2.       Unit 74
                  835 South Main Street
                  Kernersville, North Carolina 27284
                  (the "Kernersville Restaurant")

         "Davidson Restaurant" means the restaurant located at:

                  Unit 46
                  RR 20, Box 106
                  Lexington, North Carolina 27292

         "Mocksville Restaurant" means the restaurant located at:

                  Unit 258
                  Route 5, Box 101
                  Mocksville, North Carolina 27028

         "CFR Restaurant" means the restaurant located at:

                  Unit 361
                  630 Randolph Mall
                  Asheboro, North Carolina 27203

         "Assumed Liabilities" means the following:

                  1. That certain indebtedness incurred by F & H for the benefit of the Galax Restaurant and the Wytheville Restaurant to First Century Bank of Wytheville, Virginia in an amount not to exceed $205,000, principal and interest (the "First Century Indebtedness");

                  2. That certain indebtedness incurred by F & H for the benefit of the Elkin Restaurant to Riverview Enterprises in an amount not to exceed $35,000, principal and interest (the "Riverview Indebtedness");

                  3. That certain indebtedness incurred by Northwest for the benefit of the Kernersville Restaurant to Peoples Bank of Newton, North Carolina in amount not to exceed $280,000, principal and interest (the "Peoples Indebtedness")

                  4. That certain indebtedness incurred by all the Sellers, owed by Hash, Howard and Associates to WSMP, in the total amount not to exceed $125,000, principal and interest (the "WSMP Indebtedness"); and


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                  5. The current accounts payable of all of the Restaurants
         which are owing at closing but are less than 90 days old, and accrued liabilities, in the total amount not to exceed $309,500 (the "Current Payables").

         "Leases" shall mean the following:

                  1. Elizabethton - That certain lease dated February 17, 1982, between Seville Development, lessor, and J. C. Faw, Lessee, assigned to F & H by Faw by assignment dated _______________, 1985.

                  2. Galax - That certain lease dated May 1, 1980, between EOS Corporation, lessor, and Southwest Foods of Virginia, Inc., lessee, assigned to F & H by Assignment dated ______________, 1985.

                  3. Wytheville - That certain lease dated January 16, 1980, between Interstate Development, lessor and EOS Corporation, lessee, assigned to F & H by addendum to lease dated December 3, 1993.

                  4. Elkin - That certain lease dated May 15, 1981, between J.C. Faw, lessor and WISCO Diversified of America, Inc., assigned to F & H by assignment dated ________________, 1985.

                  5. Jefferson - That certain lease dated July 12, 1983, between Jefferson/Ray Associates and J. C. Faw, assigned to F & H from Faw by assignment dated ________________, 1985.

                  6. Yadkinville - That certain lease dated March 26, 1984, between Jefferson/Ray Associates, lessor, and Kansas City Family Steakhouse, Inc., lessee, and assigned from Kansas City Family Steakhouse, Inc. to F & H by assignment dated March 1, 1986.

                  7. King - That certain lease dated February __, 1986, between J.C. Faw and Cecil R. Hash, lessors and F & H.

                  8. Graham - That certain lease to be executed as part of the transactions herein, to be between Cecil R. Hash as lessor and WSMP as lessee, dated March 1, 1997.

                  9. Mt. Airy - That certain lease dated May 31, 1983, between E.D. Bray, Jr. and Judy Bray, lessors and Western dated May 31, 1993.

                  10. Winston-Salem - That certain lease dated November 1, 1978, by and between J.F. Enterprises, Inc., lessor, (subsequently assigned to George A. Vlahes and Olga Vlahes) and Northwest as lessee.

                  11. Kernersville - That certain lease dated October 1, 1978, between J.C. Faw, lessor, and Northwest as lessee.


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                  12. Davidson - That certain lease dated March 21, 1978,
         between James E. Thacker, et al., lessors and Davidson as lessee.

                  13. Mocksville - That certain lease to be executed as part of the transactions herein, to be between Cecil R. Hash as lessor and WSMP as lessee, dated March 1, 1997.

                  14. CFR - That certain lease to be executed as part of the transactions herein, to be between Cecil R. Hash as lessor and WSMP as lessee, dated March 1, 1997.


         "WSMP Financial Statements" are the consolidated financial statements of WSMP as of February 23, 1996, and for the fiscal year then ended.

         "WSMP Registration Statement" is the Registration Statement on Form S-3 covering offers and sales by the Sellers of the WSMP Stock.

         "WSMP Stock" is the authorized but unissued common stock of WSMP which is to be issued and delivered to the Sellers pursuant to Articles II and III of this Agreement in consideration for purchase of the Restaurants.


                                   ARTICLE II

                                    THE SALE
                                    --------

         2.1 SALE. Effective as of Closing, the Sellers hereby sell, and WSMP hereby purchases free of all liabilities and encumbrances except for the Assumed Liabilities, certain assets of the Sellers associated with the operation of the Restaurants, including all of the furnishings, furniture, fixtures, equipment, leasehold improvements, smallwares, signage, supplies and food inventory, stock in trade, merchandise; the Western Steer Business owned and operated by the Sellers or any of them at the Restaurants, including Sellers' rights under and to all contracts, Permits, and deposits, made by or granted to the Sellers in connection with such business, including the Western Steer franchise; and all other property owned and used by the Sellers in the Business.

         2.2 ASSIGNMENT. Effective as of Closing, the Sellers hereby assign and WSMP hereby accepts assignment of all right, title and interest of the Sellers as lessee in and to the Leases, and the leasehold estates created thereby; and all of Sellers' interest in and to Western Steer franchises for the Restaurants; and any and all of the Sellers' interests in and to their Restaurant employees, managers, and supervisors, including the right to continue their employment or not as WSMP determines.

         2.3 EXCLUSIONS. The following are hereby excluded from this Agreement:
                  a. The Sellers' Accounts Payable generated by the


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         Restaurants, or otherwise, except as included in the Assumed
         Liabilities;
                  b. The Sellers' Accounts Receivable, which shall remain the property of the respective Seller; and
                  c. The petty cash fund of each Restaurant, which shall remain the property of the Seller owning the Restaurant.

         2.4 PRICE. The purchase price for the Restaurants is Three Million Seven Hundred Sixty-Seven Thousand Five Hundred Dollars ($3,767,500) payable as follows:

         -        Cash                                       $      500
         -        Assumption of the Assumed Liabilities -       954,500
         -        Issuance of 223,611 shares of WSMP Stock
                  subject to subsequent registration under
                  Article XI, at $9.00 per share         -    2,012,500
         -        The Promissory Notes, as described in
                  Section 2.6:                          -       800,000
                                                             ----------
                                                  TOTAL      $3,767,500

         The parties agree that for purposes of this transaction, the WSMP Stock is valued at $9.00 per share, irrespective of the market price of the WSMP Stock at the Closing Date or upon sale of the WSMP Stock. The risk of gain or loss shall be the Sellers'.

         2.5 ALLOCATION AMONG SELLERS. The Purchase Price shall be paid over to the Sellers in the following allocations:

         a.       F & H                     $   874,800
         b.       Western                   $ 1,263,600
         c.       Northwest                 $   324,500
         d.       Davidson                  $   338,000
         e.       Mocksville                $   461,600
         f.       CFR                       $   505,000

                                    TOTAL   $ 3,767,500


         2.6 ALLOCATION AMONG ASSETS. The Purchase Price to be paid to the Sellers shall be allocated among its different elements to the Sellers as follows:

         a.  F & H:          Cash                                    $      300
                             Assumed Liabilities                     $  394,783
                             WSMP Stock                              $  479,917

                                                       TOTAL         $  874,800

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

         b.  Western:        Cash                                    $      100
                             Assumed Liabilities                     $   44,371
                             WSMP Stock                              $  519,129
                             Promissory Note                         $  700,000

                                                       TOTAL         $1,263,600

         c.  Northwest:      Cash                                    $      100
                             Assumed Liabilities                     $  324,400

                                                       TOTAL         $  324,500

         d.  Davidson:       Cash                                    $      100
                             Assumed Liabilities                     $   22,233
                             WSMP Stock                              $  215,667
                             Promissory Note                         $  100,000

                                                       TOTAL         $  338,000

         e.  Mocksville:     Cash                                    $      100
                             Assumed Liabilities                     $   21,940
                             WSMP Stock                              $  439,560

                                                       TOTAL         $  461,600

         f.  CFR:            Assumed Liabilities                     $  146,773
                             WSMP Stock                              $  338,227

                                                       TOTAL         $  505,000


         2.7 PROMISSORY NOTES. As partial consideration, WSMP shall issue its Promissory Notes (the "Promissory Notes") to the Sellers. The Promissory Notes shall be unsecured, shall be due and payable as to both accrued interest and principal on the date two (2) years from the date of issuance, and shall bear interest at the rate of five percent (5%) per annum until paid.

         The Promissory Notes shall be issued in the following denominations to the following Sellers:

                  Denomination                                Seller
                  ------------                                ------

                  $700,000                                   Western
                  $100,000                                   Davidson

     The Promissory Notes shall be in substantially the form set out in Exhibit B hereto.

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         2.8 CURRENT PAYABLES. The Current Payables, which form part of the
Assumed Liabilities, are not to exceed $309,500. WSMP shall choose the Current Payables it intends to pay, and inform the Sellers of those it does not intend to pay. As used herein, Current Payables included any payable incurred on or before February 28, 1997, or any current payment due on or before that date. It shall also include any accrued liabilities that WSMP may pay on behalf of the Sellers, such as accrued property taxes which are Sellers' responsibility under a Lease, accrued payroll and accrued vacation pay.

         The parties acknowledge that certain short-term assets of the Sellers, such as pre-paid rent or gift certificates on hand, may be transferred from Sellers to Buyer. If Sellers transfer such to WSMP and WSMP accepts them, then WSMP shall increase the amount of Current Payables it shall assume by the fair market value of such short-term assets.

         The parties acknowledge that Sellers have currently accrued liability for vacation pay totalling approximately $51,000. If WSMP should agree to assume such liability on behalf of the Sellers, it shall also be considered as making up a portion of the total Current Payables being assumed by WSMP.

         Within six (6) months of the Closing Date, WSMP shall calculate the total amount of Current Payables or Assumed Liabilities it has paid or assumed on behalf of the Sellers. If such exceed $309,500, WSMP will give Sellers 30 days' written notice, to repay the excess amount. If Sellers fail to pay within this period, WSMP may reduce the amount of the Promissory Notes by such amount. If the Current Payables or the Assumed Liabilities are less than the amount assumed, then the amount of the Promissory Note shall be increased by such amount.

         Should the Sellers or related parties fail or refuse to pay any sum incurred or owing to WSMP, WSMP may offset such sum against any amount due under the Promissory Notes, irrespective of the fact that the Seller which incurred the debt may not be the Seller that holds the Promissory Note. The Sellers agree to determine and settle among themselves any questions of offset among the parties.

         2.9 ASSUMED LIABILITIES. Other than the Assumed Liabilities and the Leases, WSMP has assumed no other obligation, payment, debt, or contract of the Sellers or affecting the Sellers, including but not limited to any obligation of the Sellers to their employees, any health insurance obligation, or any workers compensation liability.

         In allocating the purchase price, the parties have attempted to allocate among the Sellers that amount of Assumed Liabilities that WSMP shall assume on behalf of each of them. Should this allocation become inaccurate for any reason, including but not

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limited to assumptions or refusals to assume obligations under Section 2.8,
WSMP shall have no obligation as among the Sellers to pay anything further to any Seller who may have received less than allocated, or who holds a Promissory Note against which certain payments were offset. Sellers shall settle among themselves all such discrepancies, and proof by WSMP, of having paid or assumed Assumed Liabilities in an amount equal to $954,500 shall be a complete defense to any such claim.



                                   ARTICLE III

                            DELIVERY OF CONSIDERATION
                            -------------------------

         On the Closing Date, WSMP shall deliver to the appropriate Sellers certificates representing 223,611 shares of WSMP, Inc. common stock. These shares shall be restricted in the hands of the recipients.

         The shares of WSMP Stock shall be distributed at the Closing as follows:

          F & H            53,324        Davidson          23,963
          Western          57,681        Mocksville        48,840
          Northwest           -0-        CFR               39,803

         On the Closing Date, WSMP shall deliver to the appropriate Sellers cash in the total sum of $500.00, and shall issue and deliver to the appropriate Sellers Promissory Notes in the total face amount of $800,000.



                                   ARTICLE IV

                         REPRESENTATIONS OF THE SELLERS
                         ------------------------------

         Section 4 REPRESENTATIONS OF SELLERS. The Sellers represent, warrant and agree, jointly and severally, as follows:

         Section 4.1 CORPORATE EXISTENCE. Sellers are corporations duly incorporated, validly existing and in good standing under the laws of North Carolina and are duly qualified to do business as foreign corporations and are in good standing in each jurisdiction in which the ownership or use of their assets or properties, or the conduct or nature of their business, makes such qualification necessary (except for jurisdictions in which the failure to so qualify or be in good standing would not be reasonably likely to have a Material Adverse Effect). The Sellers have all requisite corporate power


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and authority to conduct their businesses and own their properties as now conducted and owned.

         Section 4.2 POWER AND AUTHORITY. The Sellers have all requisite corporate power and authority, and have taken all required corporate and other action necessary, to execute, deliver and perform this Agreement and consummate the transactions contemplated hereto. None of the foregoing actions will (i) violate any provision of the Bylaws or Certificate of Incorporation of the Sellers, (ii) result in the breach of or constitute under any contract, agreement or instrument to which any of the Sellers is a party or by which it is bound, (iii) result in the creation or imposition of any lien, claim or encumbrance on any assets of the Sellers, (iv) give any Person rights to terminate any contracts or agreement with the Sellers or otherwise to exercise rights against the Sellers, or (v) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court, tribunal or governmental entity applicable to or bearing upon the Sellers or any of their assets or businesses, except, as to (ii), (iii), and (iv) above, as would not have a Material Adverse Effect upon the Restaurants.

         Section 4.3 ENFORCEABILITY. This Agreement and all agreements and documents executed and delivered in connection herewith by the Sellers have been, or will be as of the Closing Date, duly executed and delivered by the Sellers and, assuming that this Agreement is duly executed and delivered by, and is within the power and authority of WSMP, constitutes, or will constitute, the legal, valid and binding obligation of the Sellers enforceable against each of them in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

         Section 4.4 SUBSIDIARIES AND INVESTMENTS. The Sellers do not own, directly or indirectly, of record or beneficially, any capital stock or other Interest in any Person.

         Section 4.5 CONSENTS, APPROVALS AND NON-CONTRAVENTION. Neither the execution, delivery and performance of this Agreement by the Sellers, nor the consummation of any transaction contemplated hereunder, will:

                  (a) require any consent or approval of, filing or taking of any other action with, or notice to, any Person;
                  (b) violate any contract, agreement, instrument or other arrangement to which the Sellers are parties by which they are bound;
                  (c) violate (i) any order, writ, judgment, injunction or decree or (ii) any statute, law, rule or regulation of any

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
         court, tribunal or governmental entity or authority applicable to or bearing upon the Sellers or any of their assets or business.

         Section 4.6 BOOKS AND RECORDS. The Sellers have made and kept (and on or before the Closing Date, have given WSMP access to) books and records and accounts, which, in all material respects, accurately and fairly reflect the activities of the Sellers concerning the Restaurants. To the best knowledge of the Sellers, the signatures appearing on all documents contained therein are the true signatures of the Persons purporting to have signed the same. All actions reflected in said books and records were duly and validly taken in compliance with applicable laws.

         Section 4.7 MATERIAL ADVERSE CHANGE. Since January 1, 1997, concerning the Restaurants (i) there has been no Material Adverse Change and (ii) there has been no Material Adverse Effect on the business, prospects, financial condition, operations, property or affairs of the Sellers, whether or not insured against.

         Section 4.8 EVENTS SUBSEQUENT TO JANUARY 1, 1997. Since January 1, 1997 except as contemplated by this Agreement, the Sellers have not (i) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business, (ii) mortgaged, pledged or subjected to any lien or encumbrance any of its assets, tangible or intangible, other than liens on current real property taxes not yet due and payable, (iii) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, (iv) suffered any substantial loss of property or waived any right of substantial value other than in the ordinary course of business,
(v) made any material change in the manner of business or operations of the Sellers, (vi) changed the accounting methods or practices of the Sellers except as required or permitted by GAAP, (vii) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby or (viii) entered into any commitment, obligation, understanding or other arrangement, contingent or otherwise, to effect, directly or indirectly, any of the foregoing.

         Section 4.9 ABSENCE OF UNDISCLOSED LIABILITIES. Since January 1, 1997, the Sellers have had no material liabilities (matured or unmatured, fixed or contingent), which are not fully disclosed to WSMP and stated herein, or any material loss contingency (as defined in Statement of Financial Accounting Standards No. 5) whether or not required by GAAP to be shown on the Sellers' Financial Statements, except (i) obligations to perform under commitments incurred in the ordinary course of business, and (ii) tax and related liabilities which have been disclosed pursuant to Section 4.10 below.


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

         Section 4.10 TAXES. The Sellers have accurately completed and filed or will file within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the Internal Revenue Service, the State of North Carolina, any other states or governmental subdivisions and all foreign countries except, in the case of state, local and foreign tax returns, where the failure to file would not have a Material Adverse Effect; have paid all taxes, interest, penalties, assessments or deficiencies shown to be due (or, to the knowledge of the Sellers, claimed by such authority or jurisdiction to be due) on or in respect of such tax returns and reports; and has established adequate reserves for all taxes accrued but not yet payable. Sellers know of (i) no federal, state, county, municipal or foreign taxes (or other liabilities in respect thereof) which are due and payable by Sellers which have not been so paid, (ii) no federal, North Carolina, state, county, municipal or foreign tax returns or reports which are required to be filed which have not been filed,
(iii) no unpaid assessment for, or any fact which would constitute grounds for the assessment of, additional taxes or penalties for any fiscal period or any basis, thereof and (iv) no material tax lien, whether imposed by any federal, state, county, municipal or foreign taxing authority, outstanding against the assets or business of any of the Sellers. Neither the federal nor state income tax returns of the Sellers have been audited. Proper and accurate amounts have been withheld by the Sellers from their employees for all periods in compliance with the tax, social security and any employment withholding provisions of applicable federal and state law, and proper and accurate federal and state returns have been filed by all of the Sellers for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or provision therefor included on the books of the Sellers in accordance with and to the extent required by GAAP.

         Section 4.11 LITIGATION. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of Sellers' knowledge, threatened against or affecting their assets or businesses or any of their directors or employees, at law or in equity, before any court, arbitration panel, tribunal or governmental department, commission, board, bureau, agency or instrumentality which could have a Material Adverse Effect. Sellers are not in default with respect to any judgment, order writ, injunction or decree of any court or governmental agency, except where such default will not have a Material Adverse Effect, and there are no unsatisfied judgments against Sellers or the business or activities of Sellers other than any as to which the time for payment has not elapsed, including by reason of any appeal.

         The parties acknowledge that Sellers and Hash Management, Inc. are in litigation concerning the Sellers' workers' compensation

Insurance coverage with Travellers, with the amount in dispute in excess of $175,000. Sellers shall be solely responsible for this and any other litigation concerning the Sellers or Hash Management, Inc., and shall hold WSMP harmless from any liability thereunder.

         Section 4.12 INSURANCE. Sellers hold valid policies in full force and effect covering all of the insurance required to be maintained by it pursuant to
Section 6.17 hereof. There are currently no claims pending against Sellers under any insurance policies currently in effect and covering the property business or employees of Sellers, and all premiums with respect to the policies maintained by Sellers have been maintained to date.

         Section 4.13 CONFLICTS OF INTERESTS. Neither Sellers nor any officer, employee, agent or any other person acting on behalf of them have, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or other Person who was, is or may be in a position to help or hinder the business of Sellers (or assist in connection with any actual or proposed transaction) which (i) might subject Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding (ii) if not given in the past, might have had a Material Adverse Effect on Sellers, or
(iii) if not continued in the future, might have a Material Adverse Effect.

         Section 4.14 PERMITS; COMPLIANCE WITH LAWS; OTHER AGREEMENTS. All material Permits which are necessary or required for the conduct of the business of Sellers' Restaurants as currently conducted and as contemplated to be conducted, are validly issued and in full force and effect, and no Seller is in violation of any such Permit. The Sellers and the conduct of their businesses are in compliance with all applicable laws, statutes, ordinances, rules, regulations and orders of any federal, foreign, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental department or authority except where the failure to comply would not have a material Adverse Effect on Sellers. Sellers have not received any written notice to the effect that it is not in compliance with any such statute, regulation, order, ordinance or other law or judgments, decisions or decrees where the failure to comply would have a Material Adverse Effect on Sellers.

         Section 4.15 INVESTMENT COMPANY ACT. None of the Sellers is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         Section 4.16 BROKERS. No Seller is obligated to pay any fee or commission in connection with, any broker, finder or other similar Person in connection with any of the transactions contemplated by this Agreement.

         Section 4.17 DISCLOSURE. This Agreement and the other items delivered in connection with this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact which Sellers have not disclosed to WSMP in writing and of which any of its officers, directors or executive employees is aware (other than general economic conditions) and which has had or would reasonably be expected to have a Material Adverse Effect upon the existing or expected financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of Sellers.

         Section 4.18 CONTRACTS AND COMMITMENTS.
                  (a) Sellers are not parties to, or otherwise bound by, (i) any written or oral contract or instrument or other restriction which individually or in the aggregate could have a Material Adverse Effect on the Restaurants' business, financial condition, operations, property or affairs of Sellers or (ii) any written or oral:

                  (1) agreement or indenture relating to the borrowing of money or the mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of Sellers concerning the Restaurants;
                  (2) lease or agreement concerning the assets being sold as part of this Agreement, under which Sellers are lessees of or hold or operate any property, real or personal, owned by any other party, except for the Leases;
                  (3) lease or agreement under which a Seller is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by a Seller and being sold as part of this Agreement;
                  (4) agreement concerning the Restaurants with a term of more than six (6) months which is not terminable by Sellers upon less than thirty (30) days' notice without penalty;
                  (5) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment by the Restaurants in excess of their normal operating requirements;
                  (6) guaranty of any obligation for borrowed money or otherwise, voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to any securities of Sellers;
                  (7) any other agreement which is material to the operations of the Restaurants and the Restaurants' business prospects.

                  (b) Concerning the Leases and any other contracts assigned to WSMP, all of the Leases, contracts, agreements and instruments are valid, binding and enforceable against Sellers in accordance with their respective terms; Sellers have performed all material obligations required to be performed by them under such Leases, contracts, agreements and instruments and Sellers are not in default under or in breach of, nor in receipt of any claim of default or breach under, any such Lease, contract, agreement or instrument to which Sellers are subject. No event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance under any such Lease, contract, agreement or instrument; Sellers have no present expectation or intention of not fully performing all such obligations; Sellers do not have any knowledge of any breach or anticipated breach by the other parties to any Lease, contract or commitment to which Sellers are parties;
         and Sellers are not parties to any contract requiring any of them to purchase or sell goods or services or lease property above or below (as the case may be) prevailing market prices and rates.

         Section 4.19 SUPPLIERS. As of the date hereof, no supplier to the Restaurants which was significant to Sellers during the period ending December 31, 1996 or which has been significant to Sellers thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its provision of products or services to Sellers' Restaurants as the case may be.

         Section 4.20 COMPLIANCE WITH ENVIRONMENTAL LAWS.
                  (a) Definitions. The following terms, when used in this
         Section 4.20, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                  (i) "Sellers". For purposes of this Section, the term the "Sellers" shall include (i) all affiliates and subsidiaries of the Sellers, (ii) all partnerships, joint ventures and other entities or organizations in which any of the Sellers were at any time or are parties, joint venturers, members or participants, (iii) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by any of the Sellers or to which any of the Sellers have succeeded, and
                  (iv) all

                  Real Estate which is the subject of the Leases operated by such entities, either currently or in the past.
                  (ii) "Release" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.
                  (iii) "Hazardous Substance" shall mean any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, carcinogenic, infectious, reactive, corrosive, ignitible or flammable chemical or chemical compound and any other hazardous substance, material or waste subject to regulation, control or remediation under the Environmental Laws.
                  (iv) "Environmental Laws" shall mean all federal, state, local or foreign laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of law, restrictions, and Permits which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, handling or disposal of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees.

                  (b) Compliance with Environmental Laws. Sellers are in substantial compliance with all applicable Environmental Laws. Environmental Laws shall include without limitation Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA"), Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Section 201.300f), Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), Clean Air Act (42 U.S.C. Section 7401 et seq.) and Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
         Section 9601 et seq.)("CERCLA"), or any other similar federal, state or local law of similar effect, each as amended.

                  (c) Permits Required. The consummation of any of the transactions contemplated by this Agreement will not require an application for issuance, renewal, transfer or extension of, or any other administrative action regarding, any Permit required under any Environmental Law.

                  (d) Notice of Violation. There is not now pending or threatened any action against the Sellers, nor have the Sellers received any notice at any time, alleging that any of them are or were responsible or potentially responsible for a Release of Hazardous Substances pursuant to any Environmental Law.

                  (e) Judgments. There are no consent decrees, judgments, judicial or administrative orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind the Sellers or any Real Estate or Real Estate formerly owned or leased by the Sellers.

                  (f) Environmental Conditions. There are no present or past Environmental Conditions (as defined below) in any way relating to the Sellers. "Environmental Conditions" means the Release or threatened Release of any Hazardous Substance (whether or not upon the Real Property which is the subject of the Leases which is owned or leased by the Sellers or other property of the Sellers and whether or not such pollution constituted at the time thereof a violation of any Environmental Law) as a result of which the Sellers have or reasonably may become liable to any person or by reason of which the Real Property which is owned or leased by the Sellers or any of their assets reasonably may suffer or be subjected to any lien.

                  (g) Environmental Audits or Assessments. True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of the Sellers, of all environmental audits or assessments which have been conducted on the Real Estate by the Sellers within the past five years, either by the Sellers or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to WSMP.

                  (h) Indemnification Agreements. The Sellers are not parties, whether as direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any lease or other contract under which the Sellers are obligated, directly or indirectly, by any representation, warranty, indemnification, covenant, restriction or other undertaking concerning any material Environmental Condition concerning any of the Real Estate.

                  (i) Releases or Waivers. The Sellers have not released any other Person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.


         Section 4.21 PROPERTIES. Sellers own their leasehold interests under the Leases free and clear of any liens, claims, pledges, mortgages, charges, options or other encumbrances, and the right to possession of, all of the Real Estate leased under the Leases of Sellers and the material tangible and intangible property purchased and sold hereunder. The Leases and the personal property owned or leased by Sellers constitutes all of the real or personal property that is material to and necessary for the operation of the business of the Restaurants purchased and sold hereunder. The Real Estate, which is subject of the Leases, is in a state of repair and maintenance sufficient for its intended use, reasonable wear and tear excepted.

         Section 4.22 ACCREDITED INVESTORS.

                  (a) Each of the Sellers (i) is an "accredited investor" within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the WSMP Stock or (ii) has sufficient knowledge and experience in investing in companies similar to WSMP so as to be able to evaluate the risks and merits of its investment in WSMP and it is able financially to bear the risks thereof;

                  (b) Each of the Sellers is a resident of, and is domiciled in, the State of North Carolina; the transactions contemplated by this Agreement have been negotiated solely in the State of North Carolina; and, without limiting the generality of the foregoing, WSMP's offer to sell the WSMP Stock to the Sellers (i) originated within the State of North Carolina, (ii) was directed to and received by each Seller within the State of North Carolina, and (iii) has been accepted by communications to WSMP made solely in the State of North Carolina.

                  (c) Each of the Sellers has had an opportunity to discuss the business, management and financial affairs of WSMP with WSMP's management and has received (or had made available to it) any financial and business documents requested by it;

                  (d) The WSMP Stock being purchased by each of the Sellers is being acquired for its own account, for investment, and not with a view to or for sale in connection with any unregistered distribution thereof in violation of the Securities Act or any state securities act;

                  (e) Each of the Sellers understands that unless sold pursuant to Section 11.1 hereunder (i) the WSMP Stock must be held for two years unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (ii) the WSMP Stock will bear a legend to such effect and (iii) WSMP will make or cause to be made a notation on its transfer books to such effect;

                  (f) None of the Sellers has any contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

         Section 4.23 EMPLOYEES.

                  (a) Hiring of Sellers' Employees. As part of this Agreement, WSMP will become the employer of such of the employees involved in the operation or supervision of the Restaurants that it desires to hire. None of the employees of the Sellers involved in the operation or supervision of the Restaurants has an employment agreement or understanding, whether oral or written, with Sellers which is not terminable on notice by Sellers without cost or other liability to Sellers. The parties agree that Walt Hash and Jim Howard will be retained by WSMP. Although they are employees of Hash Management, Inc., Sellers represent there are no employment agreements or understandings, whether oral or written between those persons and any employer. WSMP shall have no liability for any accrued or unpaid benefits or vacation pay owed to the employees of Sellers of Hash Management by their present employer.

                  (b) Health Insurance. Sellers presently maintain health insurance for their employees. It is WSMP's intent to allow employees who it hires to become covered under WSMP's health insurance policy; however, Sellers shall be solely responsible for any claims made by Sellers' employees at any time prior to their becoming covered under WSMP's health insurance policy.

                  (c) 401(k) Plan. Sellers presently maintain a 401(k) plan for the benefit of their employees. WSMP may, at WSMP's option, merge the Sellers' Plan into its own plan, or may otherwise assimilate the Sellers' plan into its own. WSMP shall have no liability for Sellers' plan or for any employee contribution prior to such time, if any, as it assimilates such plan, and shall have no liability for any administration or trustee error or any payment, penalty or interest associated therewith, if such occurred prior to the time of such assimilation. WSMP may also choose not to merge the plans, and if so, Sellers will terminate their 401(k) plan prior to the Closing, so that Sellers' employees will be eligible to receive distributions hereunder and rollover those proceeds into WSMP's plan.

                  (d) Workers' Compensation Benefits. WSMP shall have no liability for any injury to any of Sellers' employees, or any Workers' Compensation claim or benefit arising therefrom, for any event occurring prior to the time of WSMP assuming such coverage.

         Section 4.24 TAX CONSEQUENCES. Sellers are completely responsible for determing the tax consequences to them of this sale. WSMP has not evaluated this for the Sellers or their shareholders, either directly or indirectly through its accountants, and Sellers are solely responsible for determining their tax consequences.


                                    ARTICLE V

                             REPRESENTATIONS OF WSMP
                             -----------------------

         Section 5 REPRESENTATIONS WITH RESPECT TO WSMP. WSMP represents, warrants and agrees as follows:

         Section 5.1 CORPORATE EXISTENCE. WSMP is a corporation duly incorporated, validly existing and in good standing under the laws of North Carolina and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or use of its assets or properties, or the conduct or nature of its business, makes such qualification necessary (except for jurisdictions in which the failure to so qualify or be in good standing would not be reasonably likely to have a Material Adverse Effect.) WSMP has all requisite corporate power and authority to conduct its business and own its properties as now conducted and owned.

         Section 5.2 POWER AND AUTHORITY. WSMP has all requisite corporate power and authority, and has taken all required corporate and other action necessary, to execute, deliver and perform this Agreement and consummate the transactions contemplated hereto. WSMP has all requisite corporate power and authority, and has taken all required corporate and other action necessary to issue and sell the WSMP Stock to the Sellers as herein provided. None of the foregoing actions will (i) violate any provision of the Bylaws or Certificate of Incorporation of WSMP, (ii) result in the breach of or constitute a default under any contract, agreement or instrument to which WSMP is a party or by which it is bound, (iii) result in the creation or imposition of any lien, claim or encumbrance on any assets of WSMP, (iv) give any Person rights to terminate any contracts or agreements with WSMP or otherwise to exercise rights against WSMP, or (v) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court, tribunal or governmental entity applicable to or bearing upon WSMP or any of its assets or businesses, except, as to (ii), (iii) and (iv) above, as would not have a Material Adverse Effect.

         Section 5.3 ENFORCEABILITY. This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by WSMP and, assuming that this Agreement is duly executed and delivered by, and is within the power and authority of the Sellers, constitutes, or will constitute, the legal valid and binding obligation of WSMP enforceable against WSMP in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

         Section 5.4 CAPITALIZATION. Upon issuance and delivery to the Sellers hereunder, the WSMP Stock will be duly authorized, validly issued, fully paid and non-assessable and will be free and clear of any liens, encumbrances, preemptive rights, escrows, options, rights of first refusal or other agreements, arrangements, commitments, understandings or obligations, whether written or oral, or any other restrictions affecting rights and other incidents of record and beneficial ownership, other than (i) as set forth herein and (ii) restrictions on transferability imposed generally under the Securities Act and under the securities laws of the several states and the rules and regulations issued in respect thereto (such state laws, rules and regulations being, collectively, ""Blue Sky Laws"). Assuming the accuracy of the representations and warranties and the compliance with the covenants made by Sellers herein, the issuance and delivery of the shares of WSMP Stock is exempt from the registration requirements of the Securities Act and the Blue Sky Laws.

         Section 5.5 CONSENTS, APPROVALS AND NON-CONTRAVENTION. Neither the execution, delivery and performance of this Agreement by WSMP, nor the consummation of any transaction contemplated hereunder, nor the issuance, sale or delivery of the WSMP Stock to the Sellers as contemplated herein will:

                  (a) require any consent or approval of, filing or taking of any other action with, or notice to, any Person;
                  (b) violate any contract, agreement, instrument or other arrangement to which WSMP is a party or by which any of them is bound;
                  (c) violate (i) any order, writ, judgment, injunction or decree or (ii) any statute, law, rule or regulation of any court, tribunal or governmental entity or authority applicable to or bearing upon WSMP or any of their respective assets or business;

                  except, as to clauses (a), (b) and (c)(ii) above, as would not have a Material Adverse Effect.

         Section 5.6 SEC FILINGS. The WSMP Registration Statement, the Prospectus and any document incorporated by reference therein (i) will be, at the time of filing with the SEC, and will conform, when it becomes effective or is filed with the SEC, as the case may be, in all material respects with the requirements of the Securities Act and (ii) did not at the time they were filed, or will not, when it becomes effective or is filed with the SEC, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         Section 5.7 MATERIAL ADVERSE CHANGE.  Since December 31, 1996,
(i) there has been no Material Adverse Change and (ii) there has been no Material Adverse Effect on the business, prospects, financial condition, operations, property or affairs of WSMP, whether or not insured against.

         Section 5.8 PERMITS; COMPLIANCE WITH LAWS; OTHER AGREEMENTS. All material Permits which are necessary or required for the conduct of the business of WSMP as currently conducted and as contemplated to be conducted (pursuant to the WSMP Registration Statements) have been validly issued and are in full force and effect, and WSMP is not in violation of any such Permit. WSMP and the conduct of its businesses are in compliance with all applicable laws, statutes, ordinances, rules, regulations and orders of any federal, foreign, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority except where the failure to comply would not have a Material Adverse Effect on WSMP. WSMP has not received any written notice to the effect that it is not in compliance with any such statute, regulation, order, ordinance or other law or judgments, decisions or decrees where the failure to comply would have a Material Adverse Effect on WSMP.

         Section 5.9 INTELLECTUAL PROPERTY RIGHTS. WSMP owns all material trademarks, service marks, trade names, copyrights, rights or licenses to use the same, and any and all applications therefore, presently held by WSMP or of which WSMP is a licensor or licensee, and all intellectual property and similar proprietary information (the "WSMP Intellectual Property") necessary to permit WSMP to conduct its businesses as currently conducted and as contemplated to be conducted pursuant to the WSMP Registration Statement. No claim is pending or, to the best of WSMP's knowledge, threatened to the effect that the operations of WSMP infringe upon or conflict with the asserted rights of any other Person under the WSMP Intellectual Property, and there is no basis for any such claim (whether or not pending or threatened). No claim is pending or threatened to the effect that the WSMP Intellectual Property owned or licensed by WSMP, or which WSMP otherwise has the right to use, is invalid or unenforceable by WSMP, and there is no known basis for any such claim (whether or not pending or threatened). To the best of WSMP's knowledge, all proprietary trade secrets developed by or belonging to WSMP have been kept confidential.

         Section 5.10 INVESTMENT COMPANY ACT. WSMP is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         Section 5.11 BROKERS. WSMP is not obligated to pay any fee or commission in connection with, any broker, finder or other similar Person in connection with the offer or sale of the WSMP Stock to the Sellers as contemplated herein or any of the transactions contemplated by this Agreement.

         Section 5.12 NO INTEGRATION. WSMP has not, either directly or through any agent, offered any equity securities of WSMP to, or solicited any offers to acquire any equity securities of WSMP from, or otherwise approached, negotiated or communicated in respect of any equity securities with, any Person in such a manner as to require that the offer or sale of the WSMP Stock to the Sellers be registered pursuant to the Securities Act or any Blue Sky Laws.

         Section 5.13 DISCLOSURE. There is no fact which WSMP has not disclosed to the Sellers in writing and of which any of their officers, directors or executive employees are aware (other than general economic conditions) and which has had or would reasonably be expected to have a Material Adverse Effect upon the existing or expected financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of WSMP taken as a whole.

         Section 5.14 OFFERING OF THE WSMP STOCK. Neither WSMP nor any person authorized or employed by WSMP as agent, broker, dealer or otherwise in connection with the offering or sale of the WSMP Stock or any security of WSMP similar to the WSMP Stock has offered the WSMP Stock or any such similar security for sale to or solicited any offer to buy the WSMP Stock or any such similar security from, or otherwise approached or negotiated with respect thereto with, any person or persons, and neither WSMP nor any person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any securities of WSMP under circumstances which might require the integration of such security with the WSMP Stock under the Securities Act or the rules and regulations of the SEC thereunder), in either case so as to subject the offering, issuance or sale of the WSMP Stock to the registration provisions of the Securities Act.


                                   ARTICLE VI

                                    COVENANTS
                                    ---------

         Section 6.1 CONDUCT OF BUSINESS OF THE SELLERS. During the period from the date of this Agreement to the Closing Date or the termination of this Agreement, whichever first occurs, each of the Sellers shall conduct their operations and business according to its ordinary and usual course of business and use its reasonable best efforts to preserve intact its business organizations and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having material business relationships with it. Each of the Sellers shall promptly notify (but in any event within two (2) business days) WSMP of any emergency or other change in the normal course of any of their businesses or in the operation of their Restaurants (including any default under any material agreement) or of any other Material Adverse Change (or event or occurrence reasonably expected to result in a Material Adverse Change) affecting such Seller or Sellers (including, without limitation, governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or adjudicatory proceedings involving any of the parties, their businesses or any of their Restaurants or Restaurant assets). Each of the Sellers shall give WSMP written notification of any material change taking place after the delivery of this Agreement and other documents which would have been reflected in such documents had such changes occurred prior to the time such documents were first delivered.

         Section 6.2 EXCLUSIVE DEALING. During the period from the date of this Agreement to the earlier of the Closing Date or termination of this Agreement, each of the Sellers shall refrain from taking any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any other Person, concerning any purchase of any Interest in any of the Sellers or any merger, sale of substantial assets (other than as contemplated by this Agreement) or similar transaction involving the Sellers.

         Section 6.3 RESTRICTIVE AGREEMENTS PROHIBITED. None of the Sellers shall become a party to any Agreement, which by its terms restricts such party's performance of this Agreement or the consummation of the transactions contemplated hereunder.

         Section 6.4 INDEBTEDNESS. Except as expressly permitted by the terms of this Agreement, none of the Sellers shall create, incur, assume or permit to exist any indebtedness for borrowed money having any effect whatsoever upon the Restaurants, except (i) all deferred taxes, and (ii) the Assumed Indebtedness.

         Section 6.5 DIVIDENDS AND DISTRIBUTIONS; ACQUISITION OF CAPITAL STOCK. Except as contemplated by the WSMP Registration Statement, neither the Sellers nor WSMP shall declare, pay or make any dividend or distribution with respect to, or purchase, redeem, retire, decease or otherwise acquire for value any Interest in any of the Sellers or WSMP, as the case may be.

         Section 6.6 BYLAWS, CERTIFICATE OF INCORPORATION. Neither the Sellers nor WSMP shall modify or amend in any respect their Bylaws or Certificate of Incorporation.

         Section 6.7 ADDITIONAL NEGATIVE COVENANTS OF THE SELLERS. From the date hereof until the Closing Date, the Sellers covenant and agree, jointly and severally that they shall not:

                  (a) amend, modify, terminate, waive or otherwise alter the contracts of Section 4.18;
                  (b) enter into any written employment agreement with any Person;
                  (c) knowingly take any action or omit to take any action which would result in the material violation by the Sellers of any law applicable to this transaction or cause a breach in any material respect by the Sellers of any of the representations and warranties of the Sellers set forth in this Agreement;
                  (d) enter into any covenant or agreement other than such agreements or contracts entered into in the ordinary course that are reasonably required to preserve, protect, or advance Sellers' rights or interests in the business of Sellers; or
                  (e) take any other action which would reasonably be expected to cause a material decrease in the value of the Sellers' Restaurants business.

         Section 6.8 ADDITIONAL NEGATIVE COVENANTS OF WSMP. From the date hereof until the Closing Date, WSMP covenants and agrees that it shall not:

                  (a) knowingly take any action or omit to take any action which would result in the material violation of any law applicable to this transaction or cause a breach in any material respect of any of the representations and warranties of WSMP set forth in this Agreement; or
                  (b) take any other action which would reasonably be expected to cause a material decrease in the value of the businesses of WSMP taken as a whole.

         Section 6.9 CORPORATE EXISTENCE. The Sellers and WSMP shall maintain their respective corporate existence, rights and franchises in full force and effect.

         Section 6.10 COMPENSATION. The Sellers shall not increase their restaurant management and employees' compensation in excess of that compensation customarily paid to management in companies of similar size, of similar maturity, and in similar businesses.

         Section 6.11 NONCOMPETITION AGREEMENT AND PERSONAL GUARANTEE. The Sellers and WSMP shall obtain the Noncompetition Agreement from Cecil R. Hash. Sellers and WSMP shall also obtain Hash's personal guaranty in favor of WSMP concerning the obligations, representations, warranties, covenants, indemnities, and liabilities of the Sellers and each of them in arising out of, or pursuant to this Agreement, (the "Personal Guarantee"), in substantially the form attached hereto as Exhibit C.

         Section 6.12 ADDITIONAL AFFIRMATIVE COVENANTS. Each of the Sellers shall use its best efforts to:

                  (a) maintain and keep its properties in good repair, working order and condition, reasonable wear and teat excepted, and from time to time make all necessary repairs, renewals and replacements, so that its Restaurants' businesses may be properly conducted at all times, except where the failure to maintain and preserve such properties would not have a Material Adverse Effect;

                  (b) pay and discharge when payable all taxes, assessments and governmental charges imposed upon the Real Estate or the Restaurants or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies to the extent to which the failure to pay or discharge such obligations would reasonably be expected to have a Material Adverse Effect, unless and to the extent that the same are being contested in good faith and by appropriate proceedings;

                  (c) comply with all other material obligations which it incurs pursuant to any contract or agreement as such obligations become due to the extent to which the failure to so comply would reasonably be expected to have a Material Adverse Effect, unless and to the extent that the same are being contested in good faith and by appropriate proceedings; and

                  (d) comply with all applicable laws, rules, regulations and orders of all governmental authorities, the violation of which would reasonably be expected to have a Material Adverse Effect.

         Section 6.13 BEST EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.


         Section 6.14 DISCLOSURE TO PARTIES. Sellers and WSMP covenant and agree that if any party should become aware, prior to Closing, that any of its representations, warranties or covenants is inaccurate or incapable of being performed, written notice of such inaccuracy or incapability shall be promptly given to the other parties. Nothing contained in this Section 7.14 shall relieve the party bound by such representation, warranty or covenant from complying with all terms and conditions of this Agreement applicable to it.

         Section 6.15 PUBLIC ANNOUNCEMENTS. The Sellers and WSMP will mutually agree as to timing, form and content before issuing any press release or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to reaching such mutual agreement, except as may be required by law (as determined by counsel to WSMP). In the event prior to the Closing Date any party hereto is required by law or by obligations pursuant to any listing agreement with any securities exchange on which their shares are traded, after consultation with counsel, to make a statement with respect to the transactions contemplated herein, such party shall notify in writing the other party or parties hereto as to the timing, form and content of such statement.

         Section 6.16 CONFIDENTIALITY. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto agrees to use its best efforts to keep confidential this Agreement and any and all information with respect to the other party which it has received as a result of any investigation made in connection with this Agreement which is not otherwise available to the parties. Notwithstanding the foregoing, however, each of the Sellers and WSMP shall be entitled to disclose any such information (a) to their respective existing lenders in connection with obtaining consents required in order to consummate the transactions contemplated hereby; (b) to the extent required by applicable law (as determined by counsel to WSMP), (c) as is necessary to obtain consents to the consummation of the transactions contemplated hereby, (d) as if necessary in connection with filings, approvals or rulings to be obtained from any government agency, including, but not limited to, the SEC and the Internal Revenue Service, and (e) during the course of or in connection with any litigation, arbitration or other proceeding based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated. If this Agreement is required to be filed as an exhibit to filings made by WSMP with the SEC, it may be so filed without an application for an order of confidential treatment. In the event that the transactions contemplated hereunder are not consummated, the parties shall return all information received from the other party upon such party's request.

         Section 6.17 LIABILITY INSURANCE. Each of the Sellers will maintain in full force and effect a policy or policies of standard comprehensive general liability insurance underwritten by a U.S. insurance company (having an A.M. Best rating of A-XII or better at the time of issuance of any such policy) insuring its Restaurants, Real Estate and properties, business against such losses and risks, and in such amounts, as are adequate for its business and as are customarily carried by entities of similar size engaged in the same or similar business. Such policies shall include property loss insurance policies, with extended coverage, sufficient in amount to allow the replacement of any of its tangible properties which might be damaged or destroyed by the risks or perils normally covered by such policies. Sellers shall not allow or permit any assignment or change in beneficiary and shall not borrow against such policy or policies.



                                   ARTICLE VII

                       CONDITIONS TO SELLERS' OBLIGATIONS
                       ----------------------------------

         Section 7 CONDITIONS TO SELLERS' OBLIGATIONS. Each and every obligation of the Sellers under this Agreement shall be subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

         Section 7.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of WSMP contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

         Section 7.2 PERFORMANCE. Each and all of the agreements, obligations, covenants, or conditions required by this Agreement to be performed or complied with by WSMP on or before the Closing Date pursuant to the terms hereof shall have been duly performed or complied with in all material respects.

         Section 7.3 NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date and except as otherwise permitted or required by this Agreement, there shall not have occurred any Material Adverse Change with respect to WSMP, including, without limitation, whether as a result of any revocation of any Permit or right to do business, fire, explosion, accident, casualty, flood, drought, riot, storm, condemnation or act of God or otherwise.

         Section 7.4 NO LITIGATION THREATENED. No action or proceedings shalL have been instituted or, to the knowledge of WSMP, shall have been threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

         Section 7.5 WSMP APPROVALS. This Agreement and the transactions contemplated hereby shall have been duly approved by the Board of Directors of WSMP in accordance with North Carolina law.

                                  ARTICLE VIII

                        CONDITIONS TO WSMP'S OBLIGATIONS
                        --------------------------------

         Section 8 CONDITIONS TO THE WSMP OBLIGATIONS. Each and every obligation of WSMP under this Agreement shall be subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

         Section 8.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

         Section 8.2 PERFORMANCE. Each and all of the agreements, obligations, covenants, or conditions required by this Agreement to be performed or complied with by Sellers on or before the Closing Date pursuant to the terms hereof shall have been duly performed or complied with in all material respects.

         Section 8.3 NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date and except as otherwise permitted or required by this Agreement, there shall not have occurred any Material Adverse Change with respect to the Sellers, including, without limitation, whether as a result of any revocation of any Permit or right to do business, fire, explosion, accident, casualty, flood, drought, riot, storm, condemnation or act of God or otherwise.

         Section 8.4 NO LITIGATION THREATENED. No action or proceeding shall have been instituted or, to the best of the Sellers' knowledge, information and belief shall have been threatened before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, except for the Graham slip and fall action made known to WSMP.

         Section 8.5 SELLERS' APPROVALS. This Agreement and the transactions contemplated hereby shall have been duly approved by the Board of Directors and shareholders of each of the Sellers in accordance with North Carolina law.

         Section 8.6 NONCOMPETITION AGREEMENT AND PERSONAL GUARANTEE. Cecil R. Hash shall have executed and delivered at Closing the Noncompetition Agreement and the Personal Guarantee.

         Section 8.7 DUE DILIGENCE REVIEW. By the Effective Date, WSMP shall have completed a due diligence review of the business, operations and financial statements of the Sellers and the Restaurants, and the results of such review shall not reveal any Material Adverse Change with respect to the Sellers or the Restaurants from that disclosed in the WSMP Registration Statement.

         Section 8.8 EQUITY OFFERING. The WSMP Registration Statement shall have been filed with the SEC; no stop order shall have been ordered by the SEC; and no proceedings for that purpose shall have been commenced or threatened.


                                   ARTICLE IX

                                 INDEMNIFICATION
                                 ---------------

         Section 9.1 INDEMNIFICATION BY WSMP.

                  (a) WSMP agrees, in accordance with the procedures set forth in this Article IX, to indemnify and hold each of Sellers and each of their respective directors, officers and Affiliates harmless from and against any and all demands, claims, actions, suits, liabilities, damages, losses, judgments, costs and expenses (including reasonable attorneys' fees) (collectively, the "Indemnifiable Damages") relating to, resulting from or arising out of (i) any breach or inaccuracy of the representations or warranties of WSMP set forth in this Agreement,
         (ii) any untrue statement or alleged untrue statement of a material fact contained in the WSMP Registration Statement, the Prospectus or any amendment or supplement thereto, (iii) the omission or alleged omission to state in the WSMP Registration Statement, the Prospectus or any amendment or supplement thereto a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that WSMP shall not be liable pursuant to Section 9.1(a)(ii) or (iii) above to the extent that such Indemnifiable Damages arise out of, or are based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in the WSMP Registration Statement or the Prospectus or in any such amendment or supplement in reliance upon and in conformity with information furnished to WSMP by or on behalf of the Sellers or any of them.

                  (b) The indemnification obligations of WSMP under Section 9.1(a) above shall expire and terminate one year after the Effective Time, unless prior to such termination Sellers shall have provided written notice to WSMP of an assertion by Sellers of a right to indemnification under such Section 9.1(a) above (an "Indemnification Claim"). The Indemnification Claim shall set forth a brief description of the facts giving rise to such claim and the amount (or a reasonable estimate) of the Indemnifiable Damages suffered, or which may be suffered, by the Sellers. If the Sellers provide such Indemnification Claim prior to the expiration of the applicable period, the obligations of WSMP with respect to the asserted right to indemnification under Section 9.1(a) above shall continue until the appropriate amount of indemnification, if any, is determined, paid and satisfied in full.

         Section 9.2 INDEMNIFICATION BY SELLERS.

                  (a) Each of the Sellers agrees, jointly and severally, in accordance with the procedures set forth in this Article IX, to indemnify and hold WSMP and its directors, officers and Affiliates harmless from and against any and all Indemnifiable Damages relating to, resulting from or arising out of (i) any breach or inaccuracy of the representations or warranties of the Sellers set forth in this Agreement, and any additional costs to WSMP that arise in any matter from this sale, (ii) any untrue statement or alleged untrue statement of a material fact contained in the WSMP Registration Statement, the Prospectus or in any amendment or supplement thereto, (iii) the omission or alleged omission to state in the WSMP Registration Statement, the Prospectus or any amendment or supplement thereto a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that each of Sellers shall only be liable pursuant to Section 9.2(a)(ii) and (iii) above to the extent that such Indemnifiable Damages arise out of or, are based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in the WSMP Registration Statement, the Prospectus or any such amendment or supplement in reliance upon and in conformity with information furnished by any Seller specifically for inclusion therein.

                  (b) The indemnification obligations of each of the Sellers under Section 9.2(a) above shall expire and terminate one year after the Effective Time, unless prior to such termination WSMP shall have provided written notice to each of the Sellers of an assertion by WSMP of an Indemnification Claim under such Section 9.2(a) above. The Indemnification Claim shall set forth a brief description of the facts giving rise to such claim and the amount (or a reasonable estimate) of the Indemnifiable Damages suffered, or which may be suffered, by WSMP. If WSMP provides such Indemnification Claim prior to the expiration of the applicable period, the obligations of each of the Sellers with respect to the asserted right to indemnification under Section 9.2(a) above shall continue until the appropriate amount of indemnification, if any, is determined, paid and satisfied in full.

         Section 9.3 THIRD PARTY CLAIMS.

                  (a) If any claim, action, suit or proceeding (an

         "Action") shall be instituted or asserted against a party hereto
         (an "Indemnified Party") in respect of which either the Sellers, on the one hand, or WSMP, on the other hand (the "Indemnifying Party"), shall have an obligation of indemnification hereunder, then the Indemnified Party may, prior to the expiration date of such obligation of indemnification, give prompt written notice of such Action to the Indemnifying Party by an Indemnification Claim.
         Upon receipt of such Indemnification Claim, the Indemnifying Party shall be entitled at its expense to defend such Action by counsel of its own choosing, either in the Indemnifying Party's name, or in the Indemnified Party's name, and the Indemnified Party agrees to cooperate with such counsel. If the Indemnifying Party shall not, within thirty (30) days after the date of the Indemnification Claim, serve a return notice indicating or stating that the Indemnifying Party shall take over the defense of such Action as hereinabove provided, such failure to give notice within the time specified shall be deemed an election by the Indemnifying Party not to take over the defense of such Action. The Indemnified Party shall be entitled at any time to participate, at its own expense, in any and all aspects of such Action (regardless of the parties named therein) with counsel of its own choosing, and the Indemnifying Party agrees to cooperate with such counsel. The Indemnifying Party shall keep the Indemnified Party reasonably apprised of the course of any negotiations or proceedings with respect to such Action and, without regard to the Indemnified Party's participation therein, will notify the Indemnified Party prior to the submission to the claiming party of any proposed settlement or compromise of such Action.

                  (b) If the Indemnifying Party elects or is deemed to have elected not to take over the defense of such Action, the Indemnified Party shall have the right to defend, compromise and settle such Action on such terms as the Indemnified Party in its discretion may determine, subject to the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and the Indemnifying Party as the case may be shall continue to be bound to indemnify the Indemnified Party in accordance with the terms of this Article IX. Notwithstanding the foregoing, to the extent that the Action involves or could result in claims against, or potential liability of, the Indemnifying Party the extent or nature of which were not known by the Indemnifying Party as of the date it elects or is deemed to have elected not to take over the defense of such Action, the Indemnified Party shall promptly notify the Indemnifying Party and the procedure described in Section 9.3(a) above shall once again apply to the Action.

         Section 9.4 NOTICE OF DIRECT CLAIMS. In the event an Indemnified Party should have a direct claim under this Agreement against the Indemnifying Party which does not involve a claim or demand being asserted against or sought to be collected from the Indemnified

Party by a third party, the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party by an Indemnification Claim.

         Section 9.5 PERSONAL GUARANTEE. Sellers' sole shareholder, Cecil R. Hash, in order to induce WSMP to enter into this Agreement, will personally guarantee to WSMP the obligations, representations, warranties, covenants, indemnity and liability of the Sellers and each of them arising in, out of, or pursuant to this Agreement. This Personal Guarantee shall be in substantially the form attached hereto as Exhibit C.


                                    ARTICLE X

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                   ------------------------------------------

         Section 10 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Subject tO the provisions of Article IX hereof, each and every representation and warranty contained in this Agreement shall expire on the date, that is three years after the Closing Date, and not be terminated and extinguished by the Closing or the termination of this Agreement pursuant to Section 12.10 hereof, and thereafter, except and to the extent expressly provided in Article IX hereof. After the expiration of three years from the Closing Date, none of WSMP, the Sellers or any partner, officer, director or representative thereof shall be under any liability whatsoever with respect to any such representation and warranty.


                                   ARTICLE XI

                      OFFER, SALE AND RESALE OF WSMP STOCK
                      ------------------------------------

         Section 11.1 REGISTRATION. WSMP covenants and agrees with each of the Sellers that, upon execution and delivery of this Agreement, it will (i) take all necessary steps promptly to file the WSMP Registration Statement so as to permit a public offering of the WSMP Stock by Sellers as and to the extent contemplated by this Agreement; (ii) file promptly with the SEC any amendment or amendments to the WSMP Registration Statement, the Prospectus or any supplement or supplements thereto, as in any such case may, in the judgment of WSMP, required by the Securities Act or requested by the SEC; (iii) prior to filing any such amendment or supplement with the SEC, furnish a copy thereof to Sellers and obtain the consent of Sellers to the filing (which consent shall not be unreasonably withheld); (iv) utilize its best efforts to have the Registration Statement, as the same may be amended, declared effective at the earliest practicable date under the Securities Act by the SEC and under all applicable Blue Sky Laws; and (v) maintain the effectiveness of the WSMP Registration Statement for one year following its initial effective date thereof.



                                   ARTICLE XII

                                  MISCELLANEOUS
                                  -------------

         Section 12.1 EXPENSES. WSMP shall pay all expenses incurred on its behalf in connection with the transaction contemplated by this Agreement, including, without limitation, all fees and expenses of its counsel and financial advisors. Sellers shall pay, or after Closing reimburse, all of the expenses of Sellers relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of Frank Williams of Deloitte & Touche, financial advisor.

         Section 12.2 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of North Carolina.

         Section 12.3 CAPTIONS. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 12.4 NOTICES. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by facsimile transmission or by registered or certified mail, postage prepaid, addressed as follows (or such other address for a party as shall be specified by like notice; provided that notice of change of address shall be effective only upon receipt thereof):

         If to WSMP:                   WSMP, Inc.
                                       P. O. Box 399
                                       One WSMP Drive
                                       Claremont, N. C.  28610
                                       Attention: David R. Clark, President

         and a copy to:                James R. Simpson II
                                       Simpson Aycock, P.A.
                                       P. O. Drawer 1329
                                       Morganton, N. C.  28680


         If to Sellers:                F & H Companies, Inc.
                                       Western Steer of North Carolina, Inc.
                                       Northwest Food Systems, Inc.
                                       Davidson Food Systems, Inc.
                                       Mocksville Food Systems, Inc.
                                       CFR Foods, Inc.

                                       c/o Cecil R. Hash
                                       3536 Vest Mill Road
                                       Winston-Salem, N.C.  27103

         All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; when receipt confirmed, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by an overnight air courier service guaranteeing next day delivery.

         Section 12.5 PARTIES IN INTEREST. Neither this Agreement nor any of the rights of the parties hereunder, may be transferred, assigned, pledged or hypothecated by any party hereto, in whole or in part, other than by operation of law, and any attempted assignment prohibited hereunder shall be void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         Section 12.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         Section 12.7 ENTIRE AGREEMENT. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         Section 12.8 AMENDMENTS. No provision of this Agreement may be waived, amended, supplemented or modified orally, but only by an agreement in writing signed by each of WSMP and the Sellers.

         Section 12.9 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

         Section 12.10  TERMINATION AND ABANDONMENT.

                  (a) Notwithstanding any other provision contained to the contrary, this Agreement may be terminated at any time prior to the Effective Time (i) by the mutual consent of WSMP and each of the Sellers; (ii) by the Sellers, if the covenants set forth in this Agreement shall not have been complied with or performed by WSMP and such noncompliance and nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by WSMP on or before the twentieth (20th) day following written notice thereof from the Sellers; provided that the Sellers shall not have defaulted in any material respect with respect to any of the obligations hereunder;
         (iii) by WSMP, if the covenants set forth in this Agreement shall not have been complied with or performed by Sellers, and such noncompliance and nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Sellers on or before the twentieth (20th) day following written notice thereof from WSMP; provided that WSMP shall not have defaulted in any material respect with respect to any of their obligations hereunder; or (iv) by Sellers or by WSMP if, without fault of such terminating party, the Closing shall not have occurred on or before the later of (i) nine (9) months after the date of this Agreement and (ii) ten (10) business days after the expiration of any cure period then in effect.

                  (b) In the event of termination and abandonment of the transactions contemplated by this Agreement pursuant to this Section 12.10, written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate and such transactions shall be abandoned without further action. In the event of such termination and abandonment pursuant to Section 12.10(a)(i) or 12.10
         (a)(iv), no party hereto (or any of their respective directors, officers, or management) shall have any liability or further obligation to any other party to this Agreement.

                  (c) In the event of termination and abandonment of the transactions contemplated by this Agreement pursuant to Section 12.10(a)(ii) or (a)(iii) above, the terminating party shall be entitled to recover from the other party hereto all damages, losses, costs and expenses (including reasonable attorneys' fees) provided by law.



         IN WITNESS WHEREOF, each of the Sellers and WSMP has caused this Agreement to be executed in its name by one of its duly authorized officers, all as of the day and year first above written.


                                            WSMP, INC.


                                            BY: /s/ James C. Richardson, Jr.
                                                -------------------------------


ATTEST:

/s/ Matthew V. Hollifield
----------------------------------
                   Asst. Secretary

(corporate seal)

                                            SELLERS:

                                            F & H COMPANIES, INC.


                                            By: /s/ Cecil Hash
                                                -------------------------------
                                                                      President


ATTEST:

/s/ Richard F. Howard
----------------------------------
                   Asst. Secretary
(corporate seal)




                                            WESTERN STEER OF NORTH CAROLINA,
                                            INC.


                                            By: /s/ Cecil Hash
                                                -------------------------------
                                                                      President


ATTEST:


/s/ Richard F. Howard
----------------------------------
                   Asst. Secretary

(corporate seal)




                                            NORTHWEST FOOD SYSTEMS, INC.


                                            By: /s/ Cecil Hash
                                                -------------------------------
                                                                      President


ATTEST:


/s/ Richard F. Howard
----------------------------------
                   Asst. Secretary

(corporate seal)

                                            DAVIDSON FOOD SYSTEMS, INC.


                                            By: /s/ Cecil Hash
                                                -------------------------------
                                                                      President

ATTEST:

/s/ Richard F. Howard
----------------------------------
                   Asst. Secretary

(corporate seal)




                                            MOCKSVILLE FOOD SYSTEMS, INC.


                                            By: /s/ Cecil Hash
                                                -------------------------------
                                                                      President


ATTEST:



/s/ Richard F. Howard
----------------------------------
                   Asst. Secretary

(corporate seal)


                                            CFR FOODS, INC.


                                            By: /s/ Cecil Hash
                                                -------------------------------
                                                                      President

ATTEST:

/s/ Richard F. Howard
----------------------------------
                   Asst. Secretary

(corporate seal)